FOHP, INC. & SUBSIDIARIES
           (SUCCESSOR TO FIRST OPTION HEALTH PLAN OF NEW JERSEY, INC.)
                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE

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



                                                             Six Months Ended
                                                                  June 30,
                                                           1996               1995
                                                      --------------      ------------
Net Income (Loss)                                       (10,756,223)      (3,853,309)

Weighted average number of common shares outstanding:
   For the six months ended June 30, 1996                 2,100,173
   For the six months ended June 30, 1995                                  1,571,753

Net (loss) per common share                             $     (5.12)     $     (2.45)
                                                        ===========      ===========
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